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                                                                    EXHIBIT 10.6





                             GAS PURCHASE AGREEMENT

                                    BETWEEN

                             NOMECO OIL & GAS CO.,
                                     SELLER

                                      AND

                            CONSUMERS POWER COMPANY,
                                     BUYER




JANUARY 1, 1995
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
                               TABLE OF CONTENTS
                               -----------------


                                                                    Page
                                                                    ----
    I.        Definitions . . . . . . . . . . . . . . . . . . . .    1
              A.    Btu . . . . . . . . . . . . . . . . . . . . . .  1
              B.    Contract Year . . . . . . . . . . . . . . . . .  1
              C.    Cubic Foot  . . . . . . . . . . . . . . . . . .  1
              D.    Day . . . . . . . . . . . . . . . . . . . . . .  1
              E.    Delivery Point  . . . . . . . . . . . . . . . .  2
              F.    Gas . . . . . . . . . . . . . . . . . . . . . .  2
              G.    Heating Value . . . . . . . . . . . . . . . . .  2
              H.    Mcf . . . . . . . . . . . . . . . . . . . . . .  2
              I.    MMBtu . . . . . . . . . . . . . . . . . . . . .  2
              J.    Month . . . . . . . . . . . . . . . . . . . . .  2
              K.    Prime Rate  . . . . . . . . . . . . . . . . . .  2
              L.    PSIA  . . . . . . . . . . . . . . . . . . . . .  3
              M.    PSIG  . . . . . . . . . . . . . . . . . . . . .  3

   II.        Term of Agreement . . . . . . . . . . . . . . . . .    3

  III.        Area of Commitment  . . . . . . . . . . . . . . . .    3

   IV.        Quantity  . . . . . . . . . . . . . . . . . . . . .    3

    V.        Price . . . . . . . . . . . . . . . . . . . . . . .    4

   VI.        Billing and Payment . . . . . . . . . . . . . . . .    5

  VII.        Delivery Point - Liability and Title  . . . . . . .    6

 VIII.        Delivery Pressure . . . . . . . . . . . . . . . . .    7

   IX.        Quality of Gas  . . . . . . . . . . . . . . . . . .    7

    X.        Measurement . . . . . . . . . . . . . . . . . . . .    8

   XI.        Taxes . . . . . . . . . . . . . . . . . . . . . . .    8

  XII.        Assignment  . . . . . . . . . . . . . . . . . . . .    9

 XIII.        Notices . . . . . . . . . . . . . . . . . . . . . .    9

  XIV.        Laws and Regulations  . . . . . . . . . . . . . . .   10

   XV.        Force Majeure . . . . . . . . . . . . . . . . . . .   10

  XVI.        Miscellaneous . . . . . . . . . . . . . . . . . . .   11





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                                                                               1

                         NATURAL GAS PURCHASE AGREEMENT


              THIS AGREEMENT, effective as of January 1, 1995, is entered into by and between CONSUMERS POWER COMPANY, a Michigan corporation hereinafter referred to as Buyer, and NOMECO Oil & Gas Co., a Michigan corporation hereinafter referred to as Seller.

                              W I T N E S S E T H
              WHEREAS, Seller, has Michigan production, which it either controls or has access to and can commit to the terms and provisions of this Agreement; and

              WHEREAS, Buyer is willing to purchase gas owned or controlled by Seller which Seller now has the right to sell and deliver to Buyer; and

              NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

              1.1 The following terms, when used in this Agreement, shall have the following meanings:
              A.      The term "Btu" shall mean a British thermal unit.
              B. The term "Contract Year" shall mean a year beginning January 1 and ending the following December 31.
              C. The term "cubic foot of gas" shall mean the volume of gas contained in one (1) cubic foot of space at a pressure of fifteen and twenty-five thousandths (15.025) psia, at a temperature of sixty degrees
(60 degrees) Fahrenheit.
              D. The term "day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at 7:00 AM Eastern Standard Time (EST).





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                                                                               2


              E. The term "Delivery Points" or "Points of Delivery" means the Buyer's Northville interconnect with Michigan Consolidated Gas Company or any other point(s) on Buyer's pipeline system where Michigan origin gas can be delivered, provided the gas to be delivered at that point, after blending with all other gas delivered at that point, meets the quality specifications of
Article IX and Buyer has sufficient capacity at such point to take the volumes nominated by Seller.
              F. The term "gas" shall mean and include natural gas produced from gas wells (gas well gas), gas which immediately prior to being produced from a reservoir is in solution with crude oil, or dispersed in an intimate association with crude oil, or in contact with crude oil across a gas-oil contact (casinghead gas), or residue gas resulting from the processing of either or both casinghead gas and gas well gas.
              G. The term "Heating Value" shall mean the quantity of heat, in Btu, produced by the complete combustion of a cubic foot of gas under standard conditions at constant pressure with air of the same temperature and pressure as the gas where the products of combustion are cooled to the initial temperature of the gas and air and where water formed by the combustion is condensed to a liquid state, all adjusted to reflect the actual water vapor content of the gas delivered. Standard conditions for the gas shall be a temperature of sixty degrees (60 degrees) Fahrenheit, and a pressure of fifteen and twenty-five thousandths (15.025) psia.

              H. The term "Mcf" shall mean one thousand (1,000) cubic feet of gas.
              I. The term "MMBtu" shall mean a quantity of gas having a Heating Value of one million (1,000,000) Btu.
              J. The term "month" shall mean the period beginning at 7:00 AM Eastern Standard Time (EST) on the first day of a calendar month and ending at 7:00 AM EST on the first day of the next succeeding calendar month.
              K. The term "Prime Rate" shall mean the fluctuating per annum lending rate of interest from time to time published by the National Bank of Detroit or its successor for creditors having a credit rating equal to or better than that required to qualify for such bank's lowest commercial rate of interest without a third party's guarantee of the debt.





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                                                                               3

              L. The term "psia" shall mean pounds per square inch absolute.
              M.      The term "psig" shall mean pounds per square inch gauge.

                                   ARTICLE II
                               TERM OF AGREEMENT

              2.1 This Agreement, subject to the provisions of Article V, shall be effective January 1, 1995 and shall continue in full force and effect through December 31, 1999.

                                  ARTICLE III
                               AREA OF COMMITMENT

              3.1 Seller agrees to commit to the performance of this Agreement, sufficient production from Michigan wells operated by Seller or to which Seller has access to meet the quantity commitments set forth in Article V hereof.

                                   ARTICLE IV
                                    QUANTITY

              4.1 Buyer agrees to purchase and take from Seller, and Seller agrees to sell and deliver to Buyer, 20,000 MMBtu per day.
              4.2 Buyer and Seller agree that it is the intent of both parties to meet such daily purchase and sale commitments on as level a basis as operations allow and that daily fluctuations in purchases and sales should not vary (other than for force majeure conditions) by more than 5 percent per day.
              4.3 On or before the fifth (5th) working day preceding the first of each month, Seller shall submit a nomination to Buyer indicating the Point(s) of Delivery and associated volumes for the following month. If any such nominated volumes cannot be received by Buyer due to capacity constraints at any Point of Delivery, Seller shall adjust its nominations accordingly.





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                                                                               4



                                   ARTICLE V
                                     PRICE

              5.1 Subject to the other provisions hereof, the price to be paid by Buyer to Seller for gas purchased and sold hereunder shall be $2.50 per MMBtu delivered in the first Contract Year and $2.60 per MMBtu delivered in the second Contract Year. If Seller has failed to reach an annual average sales level of 20,000 MMBtu per day during the first Contract Year, then the price shall not increase but will remain at $2.50 per MMBtu for the second Contract Year. For each of the last three Contract Years, the parties shall negotiate a delivered price which will fall within the range specified as follows: third Contract Year, $2.25 - $2.75 per MMBtu; fourth Contract Year, $2.35 - $2.85 per MMBtu; fifth Contract Year, $2.45 - $2.95 per MMBtu. If the parties are unable to agree to a contract price prior to thirty days before the beginning of either the third, fourth or fifth Contract Years, then this Agreement shall terminate at the end of the then current Contract Year.
              5.2 If at any time after January 1, 1995 the Michigan Public Service Commission (or any other regulatory agency exercising jurisdiction) shall disallow any portion of the price paid Seller hereunder from Buyer's purchased cost of gas in a ratemaking proceeding, then in such event Buyer may reduce the price paid Seller to the maximum price allowed effective as of the "effective date" of the aforementioned disallowance.
              5.3 If at any time after January 1, 1995 the position of the Staff of the Michigan Public Service Commission (MPSC), or its successor, in a ratemaking proceeding is that a portion of the price to be paid Seller hereunder should be reduced or disallowed, then Buyer shall deposit into an escrow account the difference between the price that would otherwise be applicable hereunder and the price for such gas recommended by the MPSC Staff. Any portion of the price that is so escrowed and later disallowed by a final order of the Courts or the MPSC shall be returned, with accumulated interest thereon, to Buyer. Any portion of the price that is so escrowed and later allowed by the final order of the Courts or the MPSC shall be paid, with accumulated interest thereon, to Seller. All payments from the escrow





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                                                                               5

account shall be made within 45 days after the relevant order becomes final. For the purpose of this paragraph, an MPSC or Court order will be considered final when it is no longer subject to appeal or other challenge by Buyer or Seller.
              5.4 If Sections 5.2 or 5.3 above result in a price reduction, Seller shall have the right to seek sales to third parties and upon receipt of a bona fide offer to purchase all or any portion of the gas committed hereunder at a higher price, Buyer will release such gas from this Agreement upon 90 days' written notice to Buyer.

                                   ARTICLE VI
                              BILLING AND PAYMENT

              6.1 Seller shall, on a monthly basis, furnish Buyer a detailed statement showing the total quantity of gas delivered by Seller to Buyer hereunder and a tax statement showing severance tax liability. Buyer's payment shall be due fifteen days after Buyer's receipt of Seller's statement.
              6.2 Each party shall have the right at reasonable hours to examine the books, records and charts of the other party to the extent necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions hereof. If any such examination reveals any inaccuracy in any billing theretofore made, the necessary adjustment in such billing and payment shall be promptly made, provided that no adjustment for any billing or payment shall be made after the lapse of six (6) months from the rendition thereof unless challenged prior thereto.
              6.3 Should Buyer fail to pay any amount due Seller under any provisions of this Agreement when same is due, interest shall accrue at the Prime Rate until all payments, including such interest, are paid and current. If a default in payment continues for sixty (60) days, Seller may, in addition to all other rights and remedies, suspend deliveries of gas hereunder and terminate this Agreement. The foregoing provision in this Section shall not apply, however, if Buyer's refusal to pay is the result of a bona fide dispute as to the accuracy of any statement and Buyer pays all amounts not in dispute.





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                                                                               6


                                  ARTICLE VII
                      DELIVERY POINT - LIABILITY AND TITLE

              7.1 All costs incurred to produce, compress, transport or process such gas prior to its delivery to Buyer shall, as between Buyer and Seller, be for the account of Seller.
              7.2 Title to gas shall pass from Seller to Buyer at the Point(s) of Delivery. Seller shall be in control and possession of the gas delivered hereunder and responsible for any damage or injury caused thereby until the same shall have been delivered to the Point(s) of Delivery, after which delivery Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby.
              7.3 Seller agrees that it will and hereby does warrant title to all gas sold under this Agreement and the right to sell the same, and that such gas is free and clear from all liens, encumbrances and adverse claims; and Seller agrees to indemnify, defend and save Buyer harmless from and against all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all persons or parties to said gas or to royalties, taxes, license fees or charges with respect thereto, which are a proper charge against Seller, or which may be levied or assessed upon the production of said gas, the operation of Seller's wells, or the handling of such gas prior to its delivery hereunder.
              7.4 Seller undertakes and agrees to maintain and be entirely responsible for the wells, equipment and other facilities used by it up to the Point of Delivery hereinabove specified and further agrees to indemnify, defend and save Buyer harmless from and against all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or in any manner connected therewith. Buyer, except as herein otherwise specifically provided, agrees to maintain and be entirely responsible for the facilities beyond the above-mentioned Point(s) of Delivery.

                                  ARTICLE VIII
                               DELIVERY PRESSURE

              8.1 Seller shall deliver gas hereunder against the varying pressures in the pipeline at the Point(s) of Delivery, but will not be required to deliver gas at a pressure in excess of 1,150 lbs psig.

                                   ARTICLE IX
                                 QUALITY OF GAS

              9.1 The gas delivered hereunder (a) shall not contain more than three percent oxygen by quantity; (b) shall be commercially free from objectionable odors, solid or liquid matter, dust, gum or gum-forming constituents which might interfere with its merchantability or cause injury to or interference with proper operation of the lines, regulators, meters or other appliances through which it flows; (c) shall not contain more than 0.3 grain of hydrogen sulphide per one hundred cubic feet; (d) shall not contain more than twenty grains of total sulfur (including hydrogen sulphide and mercaptan sulfur) per one hundred cubic feet; (e) shall not at any time have a carbon dioxide content in excess of two percent (2%) by volume; and (f) shall not contain an amount of moisture which at any time exceeds seven pounds per million cubic feet; and (g) shall be fully "interchangeable" in accordance with the provisions of AGA Research Bulletin No. 36.
              9.2 The gas hereunder shall have a total Heating Value per cubic foot of not less than 960 Btu's nor more than 1,110 Btu's.
              9.3 Should the gas offered for sale to Buyer fail at any time to conform to any of the specifications of this Article, Buyer shall be under no obligation to accept it. Buyer, however may notify Seller of any such failure and Seller shall make a diligent effort to correct such failure so as to deliver gas conforming to the above specifications. If Seller is unable to deliver gas conforming to the specifications hereof by treatment consistent with prudent operations and by means which are economically feasible in Seller's opinion, Buyer may, at its opinion, accept delivery of the gas, and at Buyer's sole cost, treat the gas so that it will conform to the subject





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                                                                               8

specifications or Buyer may refuse to take such gas. In the event neither Seller nor Buyer elect to treat gas that fails to meet the quality specifications hereof, that gas and that gas only shall be released from commitment under the terms hereof.

                                   ARTICLE X
                                  MEASUREMENT

              10.1 Measurement of gas delivered at the Point(s) of Delivery will be based on equipment operated at the Point(s) of Delivery by Buyer. Buyer shall provide Seller with access to the measurement information.
                                   ARTICLE XI
                                     TAXES

              11.1 Seller agrees to pay or cause to be paid all taxes imposed upon gas prior to its delivery to Buyer hereunder or upon any occupation or privilege relating to the production, sale or delivery of such gas to Buyer. Buyer agrees to pay or cause to be paid all taxes imposed on such gas after its receipt by Buyer, or any occupation or privilege tax relating to the transmission or sale of such gas after its receipt by Buyer.
              11.2 As used in this Article XII, the term "tax" shall mean sales, transaction, occupation, service, production, severance, gathering, transmission, value added, export or excise tax, assessment or fee levied, assessed or fixed by governmental authority, and taxes of a similar nature or equivalent in effect.
              11.3 Buyer agrees to deduct from the amount payable to Seller the severance and privilege taxes due from the sale of gas hereunder, and furthermore shall remit and report to the State of Michigan in accordance with the severance and privilege tax statutory filing requirements.
              11.4 If either party receives written notice from the other that questions the validity of any tax, the parties will consult with each other as to the best procedure to be followed in the payment of the questioned tax and the means of testing its validity, having due regard for the protection of the





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                                                                               9

interests of both Seller and Buyer. Following such consultation, each party will pursue the course of action it deems proper.

                                  ARTICLE XII
                                   ASSIGNMENT
              12.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no conveyance, transfer of any interest, or change of ownership by either party shall be binding upon the other party until such other party has been furnished with a written notice evidencing such conveyance, transfer of interest, or change of ownership and approved it. Such approval shall in no event, however, be unreasonably withheld. The foregoing shall not, however, restrict either party from pledging, granting a security interest in or assigning as collateral all or any portion of such party's interest hereunder to secure any debt or obligation.

                                  ARTICLE XIII
                                    NOTICES

              13.1 Any nomination, notice, request, demand, statement or payment provided for in this Agreement shall be sent to the parties hereto at the following addresses:

              BUYER:  Consumers Power Company
                      Attn:  Director of Gas Supply
                      1945 West Parnall Road
                      Jackson, MI 49201
                      FAX - (517) 788-1340

              SELLER: NOMECO Oil & Gas Co.
                      Attn:  Gas Marketing
                      One Jackson Square
                      PO Box 1150
                      Jackson, MI 49204
                      FAX - (517) 787-0139

              13.2 Either party shall have the right by prior written notice to the other to change its address or addresses given above at any time.

                                  ARTICLE XIV
                              LAWS AND REGULATIONS

              14.1 This Agreement, insofar as it is affected thereby, shall be subject to all valid and applicable laws, orders, rules and regulations of Federal, State and any other governmental authorities having jurisdiction. Any party hereto shall have the right to contest the validity of any such law, order, rule or regulation, and the acquiescence therein or compliance therewith for any period of time shall not be construed as a waiver of such right. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.
              14.2 This Agreement is subject to the Federal Requirements set forth in Exhibit A.

                                   ARTICLE XV
                                 FORCE MAJEURE

              15.1 If Buyer or Seller is rendered unable, wholly or in part, by force majeure to perform or comply with any obligations or conditions of this Agreement, such obligations or conditions shall be suspended to the same extent during the continuance of the inability so caused and such party so rendered unable shall be relieved of liability and shall suffer no prejudice for failure to perform the same during such period, it being understood that Buyer's obligation to take or pay for gas hereunder shall be reduced by the volume which Buyer was unable to take/receive during the period of time the inability exists; provided, obligations to make payment then due for gas delivered hereunder shall not be suspended, and provided further that the cause of suspension (other than strikes, lockouts or labor disputes) shall be remedied insofar as possible with reasonable dispatch. The foregoing notwithstanding, settlement of strikes, lockouts, or labor disputes shall be wholly within the discretion of the party having the difficulty.
              15.2 The term "force majeure" shall include, without limitation by the following enumeration, acts of God and of the public enemy, unseasonal weather, freezing of wells or lines of pipe, repairing or altering machinery or lines of pipe, fires, accidents, breakdowns, strikes, labor disputes, and any other industrial, civil or public disturbance, inability to obtain materials, supplies, rights-of-way, permits, or labor on customary terms, any act or omission by a third party Transmission Company, or parties not controlled by the party having the difficulty, any act or omission (including failure to take gas) of a purchaser of gas from Buyer which is excused by any event or occurrence of the character herein defined as constituting force majeure and any laws, orders, rules, regulations, acts, or restraints of any governmental body or authority, civil or military, or any other cause beyond the control of the parties claiming force majeure.

                                  ARTICLE XVI
                                 MISCELLANEOUS

              16.1 No waiver by either party hereto of one or more defaults in the performance of any provision of this Agreement shall operate or be construed as a waiver, by such party, of a future default, whether of a like or a different character.
              16.2 All headings appearing herein are for convenience only and shall not be considered a part of this Agreement for any purpose or as in any way interpreting, construing, varying, altering or modifying this Agreement or any of the provisions hereof.
              16.3 Each party hereby agrees to grant to the other, wherever necessary or convenient for carrying out the terms of this Agreement, requisite easements and rights-of-way over, across and under any land as to which such party has the right to make such grants.
              16.4 There shall be no modification of any of the terms and provisions of this Agreement except by the formal execution of supplemental written agreements.





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                                                                              12

              IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed and effective as of the day and year first above written.


WITNESSES:                                                BUYER:  CONSUMERS POWER COMPANY
/s/ Kevin J. Daly                                         By:  /s/ R. J. Odlevak
-------------------------------                                -------------------------------
                                                                    R. J. Odlevak

/s/ Michael J. Shore
-------------------------------

                                                          SELLER:  NOMECO OIL & GAS CO.


/s/ Thad R. Shumway                                       By:  /s/ Gordon L. Wright
-------------------------------                                --------------------------------
Thad R. Shumway                                                     Gordon L. Wright
                                                                    Executive Vice President
                                                                    Chief Operating Officer
/s/ Diane L. Ritchie
-------------------------------
Diane L. Ritchie